Exhibit 10.2

[Date]

Dear                                 :

Re: Option Grant No.                      (the “Agreement”)

I am pleased to inform you that the Board of Directors of Knobias, Inc. (the “Company”), has granted you a stock option under the Company’s 2004 Stock Incentive Plan (the “Plan”), a copy of which is enclosed for your review, to buy shares of the Common Stock of the Company (the “Common Stock”). The stock option granted to you on the following terms and conditions is intended to cancel and replace the options previously granted to you under the Knobias Holdings, Inc. Restated 2000 Stock Option Plan (the “Previous Options”), in accordance with the terms and conditions of the Agreement and Plan of Reorganization dated as of June 30, 2004, by and among Knobias Holdings, Inc., the Company and KHI Acquisition, Inc.

1. Grant of Option. Subject to the terms and conditions of this Agreement, the Company has granted you a non-qualified stock option (the “Option”) as of the date hereof (the “Grant Date”), to purchase                      shares of Common Stock at a purchase price of $                     per share.

2. Exercise Schedule. On or after the applicable date set forth below (the “Exercise Date”), you may exercise the Option to purchase, on a cumulative basis, the number of shares of Common Stock set forth in the following table:

Exercise Date	Shares of Common Stock

To the extent exercisable, the Option may be exercised in whole or in part or in two or more successive parts; provided, however, that the Option shall not be exercisable following the tenth (10th) anniversary of the Grant Date or the earlier termination of the Option as provided herein.

3. Exercise of Option. The Option may be exercised from time to time following the applicable Exercise Date by delivering a written notice in the form attached as Exhibit “A” to this Agreement to the Secretary of the Company at the following address:

Knobias Holdings, Inc.

Building 2, Suite 500

875 North Park Drive

Ridgeland, Mississippi 39157

Attention: Secretary

The written notice must state the Option number and set forth the number of shares of Common Stock with respect to which the Option is being exercised. An election to exercise is irrevocable. The date of exercise shall be the date the notice is actually received by the Secretary.

4. Payment of Exercise Price. An election to exercise an Option shall be accompanied by payment of the full exercise price for the number of shares of Common Stock for which the election is made, plus any applicable withholding or other employment taxes. Payment may be made in cash or check acceptable to the Company.

5. Change in Control. Upon a Change in Control, as defined in the Plan, the Option may be exercised according to the following provisions:

(a) Continued Employment. Upon a Change in Control the Option shall immediately become exercisable with respect to fifty percent (50%) of the shares of Common Stock originally subject to the Option. The remaining time period over which the Option would have become fully exercisable pursuant to paragraph 2 above shall be divided into two equal time periods. At the expiration of the first such equal time period following the Change in Control, the Option shall become exercisable with respect to seventy-five percent (75%) of the shares of Common Stock originally subject to the Option. At the expiration of the second equal time period the Option shall become fully exercisable. In the event the application of this subparagraph 5(a) is less favorable to you than the provisions of Paragraph 2 above, the provisions of Paragraph 2 shall control your exercise of the Option following a Change in Control.

(b) Termination of Employment. In the event your employment is terminated by the Company or one or more of its subsidiaries other than for Cause, as defined below, within one year following a Change in Control, the Option shall immediately become fully exercisable and shall remain exercisable for a period equal to the lesser of eighteen (18) months or ten (10) years from the Grant Date.

6. Voluntary Termination or Termination for Cause. If, at any time, you voluntarily terminate your employment or your employment is terminated by the Company or one or more of its subsidiaries for Cause, as defined below, to the extent the Option is then exercisable, it shall remain exercisable until 5:00 p.m. CST of the last day of your employment with the Company. The Option shall then terminate in full.

7. Termination Other than for Cause. In the event your employment is terminated by the Company or one or more of its subsidiaries other than for Cause, as defined below, and there has not been a Change in Control within the one-year period ending with your last day of employment, to the extent the Option is then exercisable, it shall remain exercisable for a period equal to the lesser of thirty (30) days or ten (10) years from the Grant Date.

In the event your employment is terminated by the Company or one or more of its subsidiaries other than for Cause, as defined below, and there has been a Change in Control following the Grant Date but prior to the one-year period ending with your last day of employment, to the extent the option is then exercisable, it shall remain exercisable for a period equal to the lesser of ninety (90) days or ten (10) years from the Grant Date.

8. Death. In the event of your death while employed by the Company or one or more of its subsidiaries, the Option shall become fully exercisable and may be exercised by the administrator or executor of your estate for a period equal to the lesser of eighteen (18) months immediately following the date of death or ten (10) years from the Grant Date.

9. Disability. In the event of the termination of your employment with the Company or one or more of its subsidiaries, whether voluntary or involuntary, due to your Total Disability, as defined below, the Option shall become fully exercisable, and may be exercised by you or your legal guardian for a period equal to the lesser of one (1) year immediately following the Date of Disability, as defined below, or ten (10) years from the Grant Date.

10. Assignment. This Agreement is not assignable or otherwise transferable by you and the Option may only be exercised by you, your legal guardian or the legal representative of your estate.

11. Definitions.

(a) Cause. Behaviors that may be deemed, for purposes of this Agreement, to have resulted in termination for “Cause” shall include, without limitation, the following:

(i) Dishonesty, including, without limitation, theft, embezzlement or other defalcation;

(ii) Unauthorized possession or use of the property of the Company or any customer of the Company;

(iii) Reporting for work or working under the influence of intoxicants, unauthorized drugs or other behavior affecting substances or the use of such substances while on the job;

(iv) Accepting or entering into any arrangement providing for a kickback, share of profits belonging to the Company, a gratuity or any illegal payment;

(v) Entering into any arrangement or agreement which you knew or should have known was illegal;

(vi) Sexually harassing any employee or customer of the Company;

(vii) Handling, disposing of, transferring or otherwise dealing with securities or other property of the Company or its customers in such a manner as you know or should have known is illegal under State or Federal law;

(viii) Being convicted of a felony.

The foregoing list is not intended to be exhaustive but rather is illustrative of those behaviors which are of such a serious nature that if such a behavior is the reason or basis for termination of your employment with the Company or one or more of its subsidiaries, the termination shall, for purposes of this Agreement, as determined by the Company, be deemed termination for Cause.

(b) Total Disability. For purposes of this Agreement, you shall be considered disabled if, during your employment with the Company, (i) a conservator or guardian is appointed for your person or estate, (ii) you are hospitalized for a period of 120 days (whether or not continuously) during any 180 day period, (iii) you are unable to work at least 75% of each work day for 240 days (whether or not continuously) during any 360 day period, (iv) you are unable to perform the duties required of you as an employee of the Company and your inability to perform said duties continues for 300 continuous days, or (v) you are determined to be totally and permanently disabled under the terms of any disability insurance policy covering you or by an agency of the United States government (including the Social Security Administration). The Date of Disability shall be the date upon which you first meet the criteria for disability under any definition of disability set forth in this subparagraph 11(b).

12. Stock Incentive Plan. This Agreement and the Option granted herein are subject to the terms and provisions of the Plan, which are hereby incorporated by reference. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan, as amended from time to time, shall control. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.

Please execute the enclosed copy of this Agreement in the space provided below, and return it to the Secretary of the Company at your earliest convenience. Your execution constitutes an acknowledgment by you that the Previous Options have been canceled and replaced in their entirety by this Agreement. This Option grant will be void and of no effect unless you execute and return the enclosed copy of this Agreement to the Secretary of the Company within thirty (30) days from the date hereof. The attached copies of the Plan and the Exhibit ”A” Notice of Exercise are for your records.

KNOBIAS, INC.

E. Key Ramsey President and Chief Executive Officer

AGREED TO AND ACCEPTED:

Signature
Date: